UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 18, 2004

Delaware	0-24061	56-2065535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

US LEC Corp.

(Exact name of registrant as specified in its charter)

Morrocroft III, 6801 Morrison Boulevard Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (704) 319-1000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

ITEM 5.	Other Events

On May 18, 2004, the FCC released its Eighth Report and Order and Fifth Order on Reconsideration (“Eighth Report and Order”), which addressed a number of issues among carriers concerning access service, including whether a CLEC had the right to bill an IXC for access transport services for calls originating or terminating with the end-user customers of wireless carriers. The FCC held that it would not have been unreasonable for a CLEC to charge the unitary FCC-set benchmark rate for that service provided the other carrier serving the end-user did not also charge the IXC and provided that the CLEC’s charges were otherwise in compliance with and supported by its tariff. On a going forward basis, the FCC determined that when the end-user is the customer of another carrier, the CLEC has the right to charge for individual elements of service provided to the IXC consistent with its tariff and at rates no higher than the rate charged by the competing ILEC for the same functions.

We anticipate that while the Eighth Report and Order ended much of the uncertainty on these access issues, it will not eliminate all billing disputes for these services, and the Company may be involved in continuing disputes and possibly additional litigation over billing for transport access services. Similarly, the Eighth Report and Order did not cause the FCC’s Enforcement Bureau to end its inquiries concerning the Company’s billing for wireless traffic, its methods of billing, and its tariff.

As a result of the foregoing and other events, the Company has updated and restated certain of the Risk Factors which appear as Exhibit 99.1 to the Company’s Annual Report on Form 10-K. The updated Exhibit 99.1 is attached hereto.

ITEM 7.	Financial Statements and Exhibits

The following exhibits are being furnished with this report.

Exhibit No.	Description

99.1	Risk Factors

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC Corp.

June 9, 2004	By:	/s/ Michael K. Robinson
	Name:	Michael K. Robinson
	Title:	Executive Vice President and Chief Financial Officer

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